Exhibit 99.2

Freeman Reports

12010 MacDonald Drive

Ojai, CA 93023-9714

(805) 649-5135

Fax (805) 649-5136

bob@freemanreports.com

www.freemanreports.com

March 28, 2007

VIA FIRST-CLASS MAIL

Mr. Robert G. Specker

In-House Counsel

Data Domain, Inc.

2300 Central Expressway

Santa Clara, CA 95050

Re:            Consent to references to Freeman Reports

Dear Mr. Specker:

We hereby consent to the inclusion in the registration statement on Form S-1 of Data Domain, Inc. (the “Company”) for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”) of references to our estimates regarding the revenues from the tape-based storage market for 2007 and to references to our firm’s name therein. We agree that the existence and the terms of the initial public offering of the Company constitute confidential information and agree not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than set forth herein.

Sincerely,

Freeman Reports

/s/ Robert C. Abraham

Name:	Robert C. Abraham

Title:	President